Exhibit 99.2

     John H. Harland Company
     Transcript of Q3 2005 Earnings Conference Call
     November 3, 2005

     John H. Harland Company - CORPORATE PARTICIPANTS
     Henry Bond - Vice President, Investor Relations & Treasurer
     Charlie Carden - Senior Vice President and Chief Financial Officer Tim Tuff - Chairman, President & Chief Executive Officer


     PRESENTATION CONFERENCE CALL PARTICIPANTS
     Nik Fisken
     Stephens Inc. - Analyst
     John Kraft
     D.A. Davidson & Co. - Analyst

     PRESENTATION

     Operator
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     Good day,  everyone,  and welcome to the John H. Harland Company Third
     Quarter 2005 Earnings Results Conference. As a reminder, this call is being recorded.

     At this time for opening remarks and introductions, I'd like to turn the conference over to Mr. Henry Bond, Vice President Investor Relations and Treasurer. Please go ahead, sir.

     Henry Bond  - John H. Harland Co. - VP of IR & Treasurer
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     Thank you, Jeff. Thanks for joining us on Harland's 2005 third-quarter earnings conference call. Also with me this morning are Tim Tuff, Chairman and Chief Executive Officer, and Charlie Carden, Chief Financial Officer.

     In accordance with Reg FD, this call is open to all interested parties and is being broadcast live over Harland's Web site at www.harland.net.

     I would like to make a brief cautionary statement that certain words and phrases, such as, "should result" or "will continue," "estimated," or "projected," and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

     These statements are necessarily subject to certain risks and uncertainties that could cause the actual results to differ materially from the Company's historical experience and present expectations or projections.

     Caution should be taken not to place undue reliance on such forward-looking statements that speak only as of this date. The very factors that affect the Company's financial performance could cause the actual results for future periods to differ materially from any opinions or projections.

     These factors are discussed in some detail in our press release, our 10-K and our 10-Q, and I would refer you to these for further clarification.

     With that out of the way, I will turn the call over to Charlie Carden.

     Charlie Carden  - John H. Harland Co. - CFO
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     Thank you, Henry, and good morning.

     For the third quarter of 2005, Harland sales of $260.7 million were up $64.7 million or 33.0% from $196.0 million for the third quarter of 2004. Net income for the third quarter was $18.6 million, up $6.5 million or 53.4%, from last year's third quarter net income of $12.1 million. Diluted earnings per share for this year's third quarter were $0.65, up $0.22 per share, or 51.2% from diluted earnings per share of $0.43 for the third quarter of 2004.

     The third quarter of 2004 results included a pre-tax impairment charge totaling $7.9 million, equivalent to $0.18 per share, related to the development of new customer care systems for the Company's Printed Products segment and $1.7 million of pre-tax severance charges, equivalent to $0.04 per share, related to cost reduction initiatives in the company's Software & Services segment. Exit costs and severance charges related to the reorganization of the Printed Products segment were not significant for the third quarter of 2004. The reorganization was completed during the third quarter of 2004.

     Improved operating performance for this year's third quarter in Printed Products and Software & Services was partially offset by a decline in Scantron's operating performance, increased Corporate costs and a higher effective tax rate.

     Turning to operations, the previously mentioned increase of 33.0% in consolidated sales for the third quarter of 2005 reflected sales improvements in Printed Products and Software & Services partially offset by a decline in Scantron sales.

     Sales for Printed Products increased 35.6% primarily due to the Liberty acquisition which closed on June 10, 2005, the addition of a major new customer in late 2004 and higher volumes in all business units, partially offset by lower average prices due to competitive pressure and lower volumes resulting from the loss of a major customer that became effective early in the quarter. This customer loss had been previously announced.

     Sales for Software & Services for the third quarter of 2005 increased 48.1% compared to the 2004 third quarter primarily due to acquisitions, increased sales of compliance solutions other than mortgage, increased sales of credit union and bank core systems and increased sales of CRM solutions, partially offset by lower sales of branch automation solutions and mortgage solutions.

     Sales for Scantron were down 2.2% compared to the third quarter of 2004, primarily due to decreased sales of imaging solutions and survey services in Data Collection, and decreased sales of installation services in the Service Group, partially offset by increased forms sales in Testing & Assessment.

     Consolidated gross profit for the third quarter of 2005 was $128.7 million, or 49.4% of sales compared with $98.4 million, or 50.2% of sales for the third quarter of 2004. The $30.3 million, or 30.8% increase in gross profit was the result of increased sales. The decrease in gross profit as a percentage of sales was primarily due to the impact of acquisitions and the timing of the annual users conference in Software & Services.

     Consolidated cost of sales for the third quarter of 2004 included charges of $260,000 of combined exit costs, and severance charges resulting from Software & Services cost reduction initiatives, and the Printed Products reorganization.

     Consolidated SG&A expenses for the third quarter of 2005 were $92.0 million, or 35.3% of sales, compared with $69.9 million, or 35.7% of sales for the third quarter of 2004. The decrease in SG&A expenses, as a percentage of sales, was primarily the result of the sales increase and the change in the mix of business. SG&A expenses for the third quarter of 2004

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

     included charges of $1.4 million related to the previously mentioned cost reduction initiatives in Software & Services and Printed Products reorganization.

     The balance of my comments will be focused on the operations of our three business segments.

     The Printed Products segment consists of Checks, Harland Business Solutions and Integrated Client Solutions. Checks includes most of the Liberty operations that were acquired on June 10, 2005.

     The Software & Services segment includes Harland Financial Solutions and Services and Payment Solutions, a new business unit beginning this quarter. Harland Financial Solutions includes Core Systems, Retail & Lending Solutions and the Cavion operation acquired from Liberty. Retail & Lending Solutions is a combination of the Delivery Systems, Mortgage Solutions, and Retail Solutions business units.

     Core Systems includes the Phoenix System, the bank core processing business acquired from Fair Isaac on November 12, 2004, and Intrieve, which was acquired on April 4, 2005.

     Services and Payment Solutions includes the card services and educational services operations acquired from Liberty and the start-up fraud prevention solutions business that has previously been included in Corporate.

     Scantron is the third segment and includes Data Collection, Testing & Assessment, and the Service Group.

     Turning to Printed Products. The Printed Products segment income in the third quarter increased 149.8% from $9.7 million in the third quarter of 2004 to $24.2 million in 2005. The third quarter of 2004 included a $7.9 million pre-tax impairment charge related to the development of new customer care systems for the segment.

     Printed Products' sales increased 35.6% from $117.9 million for the third quarter of 2004, to $159.8 million in 2005. The sales increase for the third quarter of 2005 resulted from a 48.2% increase in Checks' sales, a 1.8% increase in Harland Business Solutions' sales, and a 1.1% increase in Integrated Client Solutions' sales.

     Excluding the impact of the Liberty acquisition, the Checks' sales increase was primarily attributable to a 22.6% increase in unit volume in its domestic imprint operations for the quarter, compared to the same period a year ago, partially offset by a 5.7% decrease in average price per unit in the domestic imprint operations. This decrease resulted from the competitive environment over the past couple of years and the implementation of a major new customer with lower average pricing in the fourth quarter of 2004.

     The unit volume increase reflects the major new customer I just mentioned, the favorable impact of a package size reduction, other new business announced last year, and increased volumes in some large accounts, partially offset by the impact of a recent customer loss mentioned earlier, and a continued general decline in check usage.

     As mentioned earlier, Harland Business Solutions' sales were up 1.8% in the third quarter of 2005 compared to the third quarter of 2004, primarily due to increased volume through the financial institution channel, partially offset by lower sales through the software customer and retail channels due in part to lower average pricing.

     Integrated Client Solutions' sales were up 1.1% for the third quarter of 2005, compared to the third quarter of 2004, primarily due to an increase in volumes for direct marketing customers.

     For the Printed Products segment, lower manufacturing costs as a percentage of sales also contributed to the improvement in segment income.

     Reduction of manufacturing costs, as a percentage of sales, resulted primarily from efficiencies related to continuing process improvements and new technology. Higher SG&A expenses, as a percentage of sales, partially

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

     offset lower manufacturing costs as a percentage of sales. The increase resulted primarily from higher call center and marketing expenses related to the major new customer added in late 2004, and a ramp-up associated with a large new customer currently being implemented.

     Turning to Software & Services, as mentioned earlier, Software & Services reported a sales increase of 48.1% in the third quarter compared to the same quarter in 2004, primarily due to the Mitek, Phoenix System, Intrieve and Liberty acquisitions.

     Organic growth was 1.8% for the quarter compared to the same quarter in the prior year, with increased sales for compliance solutions other than mortgage, credit union and bank systems, CRM Solutions, and the 2005 annual users conference, being partially offset by lower revenues associated with E3 due to the initial revenue recognition for this new mortgage solutions product in the third quarter of 2004, and lower sales of branch automation solutions. The annual users Conference was held in the second quarter of 2004.

     Although sales for compliance solutions other than mortgage were up, they were adversely affected by an increase in usage-based contracts compared with perpetual agreements. The usage-based contracts defer revenue recognition into future periods.

     In addition to the sales increase, backlog increased $149.4 million, or 155.0% from last year's third quarter to $245.8 million. The increase in backlog from the prior year was primarily due to acquisitions and stronger bookings for compliance solutions.

     Excluding the impact of acquisitions, backlog increased 3.0% compared with the 2004 third quarter. Backlog increased $1.1 million, or 0.4% from the second quarter of 2005, primarily due to stronger bookings for compliance solutions.

     Segment income for the third quarter of 2005 was $8.8 million, up 19.5% compared with the 2004 third quarter segment income of $7.4 million, primarily due to income from acquisitions and the sales increases mentioned earlier. Those increases were partially offset by the impact of lower mortgage solutions and branch automation sales for the third quarter of 2005 compared to the same period in 2004, the timing of the annual users conference, which was held in the third quarter of 2005 compared to the second quarter of 2004, and business development expenses related to fraud prevention solutions.

     Scantron's sales decreased 2.2% to $30.9 million in the third quarter of 2005 compared with $31.6 million for the third quarter of 2004, due primarily to lower sales of imaging solutions and survey services in Data Collection and lower sales of installation services in the Service Group, partially offset by increased forms sales in Testing & Assessment.

     The decline in imaging solutions was due to lower sales as we transition from a reseller relationship for imaging software to a private label solution. The decline in survey services was due to customer losses and lower volume with an existing large account.

     Increased sales of newer technology products in the education market were offset by lower sales of legacy products. Revenue for the newer technology products is recognized ratably over the contract term which results in deferrals of revenue into future periods, whereas revenue for the legacy products is generally recognized when the product is shipped.

     Segment income of $9.5 million was down 2.9% for the third quarter of 2005 compared with the 2004 third quarter, primarily due to higher SG&A expenses resulting largely from increased development costs and sales and marketing expenses related to new products and the sales decrease previously discussed.

     Now, turning to corporate SG&A expenses, which increased in the third quarter of 2005 compared to the third quarter of 2004. The increase was primarily due to increased incentive compensation accruals based on the strong year-to-date performance, increased amortization expense related to 2005 restricted stock grants, increased tax and audit fees, and increased deferred compensation costs.

     Interest expense for the third quarter was $3.3 million, an increase of $2.3 million from the third quarter of 2004, primarily due to increased debt outstanding and higher interest rates. Long-term debt, including the current portion, was $268.6 million at the end of this year's third quarter, up $171.1 million compared with $97.5 million at the end of last year's third quarter.

     The Company continues to have strong cash flow, as indicated by the fact that long-term debt was up only $171.1 million over the last twelve months, despite acquisitions totaling $262.0 million, $30.5 million of upfront contract payments, and $28.8 million of stock repurchases. We expect net interest expense for 2005 will be approximately $9.5 million.

     As we indicated in our last conference call, first quarter 2005 upfront contract payments are expected to represent most of full year 2005's upfront contract payments, based on commitments currently in place. Although upfront contract payments for the year-to-date are slightly higher than last year, we anticipate upfront contract payments for the full year will be similar to the 2004 level of approximately $27 million.

     We also anticipate that depreciation and amortization will be in a range of $88 to $90 million for 2005, based on preliminary estimates of intangibles and the resulting amortization related to the Liberty acquisition. We also expect that capital expenditures will still be in the $25 million to $28 million range for 2005.

     During the third quarter, we repurchased 100,000 shares at an aggregate cost of $4.2 million, or $42.11 per share. There are approximately 1.1 million shares remaining available for purchase under the current authorization.

     The Board declared a quarterly dividend of $0.15 per share payable November 25, 2005 to shareholders of record as of November 16, 2005.

     The effective tax rate was 38.4% for the third quarter of 2005 compared with 35.6% for the third quarter of 2004. The increase was due primarily to favorable adjustments in last year's third quarter related to foreign transfer pricing agreements and state retraining credits, an increase in the effective state income tax rate, and a decrease in tax rates for Puerto Rico operations, partially offset by the implementation of new manufacturing tax deductions in 2005.

     Looking ahead, we expect fourth quarter earnings on a GAAP basis to be in the $0.71 to $0.76 per share range. For the full year, we expect earnings on a GAAP basis will be in the $2.65 to $2.70 per share range. Although full year guidance is consistent with that provided during our last call, there has been some mix shift that we want to make you aware of.

     On the upside, Liberty results have exceeded our initial expectations. We now estimate that Liberty will be $0.10 to $0.12 accretive to per share earnings for 2005. This reflects the realization of some benefits sooner than anticipated rather than a fundamental change in the outlook for Liberty.

     The upside for Liberty has been offset by higher than anticipated Corporate expenses, as well as weaker than anticipated operating results in Scantron and the Mortgage and Retail businesses in Software & Services, which we discussed earlier during the call.

     Looking ahead to 2006, we are in the process of finalizing our 2006 business plans and will provide detailed guidance in our early February 2006 conference call reviewing 2005 results. Our preliminary view is that 2006 diluted earnings per share will increase by up to 5% over anticipated 2005 earnings per share.

     In addition to the normal operating improvements, there are three significant items affecting our preliminary estimates. First, Liberty integration and full-year impact is estimated to drive a year-on-year increase in earnings per share of approximately $0.14 to $0.19, reflecting the improvement from the estimated $0.10 to $0.12 accretion in 2005 and the estimated $0.25 to $0.30 accretion in 2006.

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

     Second, the previously announced major customer loss beginning in April of 2006 is estimated to drive a year-on-year decrease in earnings per share of approximately $0.15 to $0.17 over the last three quarters of 2006.

     Third, the implementation of FASB 123R regarding the accounting for share-based payments will be effective on January 1, 2006. Our current estimate of the impact of expensing previously issued stock options is an incremental expense of $0.12 per share in 2006. This estimate is subject to change as we continue to evaluate the impact of FASB 123R.

     That concludes the financial discussion. I would now like to turn the call over to Tim.

     Tim Tuff  - John H. Harland Co. - Chairman, President & CEO
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     Thank you, Charlie, and thanks to everyone for joining us this morning as we review our results for the third quarter.

     We had a solid quarter in what is turning out to be a very good year for Harland. Our third-quarter results are consistent with our previously announced guidance and we expect to end the year with earnings in the range of $2.65 to $2.70 per share, which is $0.27 higher than our initial guidance at the beginning of the year.

     We are busy integrating our two most recent acquisitions, Intrieve and Liberty, the latter of which is the largest in Harland's history. We believe both acquisitions provide us with some promising platforms for growth, as well as opportunities to improve our efficiencies.

     I'd like now to give you an overview of the progress we're making in each of our three segments, starting with Printed Products.

     Printed Products had a good quarter, with sales and segment income both up substantially year-over-year. These results include the impact of the Liberty acquisition, which closed in the second quarter, but even absent Liberty, Printed Products' results were up year-over-year.

     The integration of Liberty was Printed Products' primary focus in the third quarter. It is on track and we achieved our anticipated SG&A savings earlier than we had expected.

     Looking forward, the integration of Liberty's production facilities, which will be completed in the second quarter of 2006, and our ability to sell additional products and services through Liberty, are both key to our realizing the full benefit of this acquisition. Liberty is now the credit union channel of distribution for all of Printed Products.

     Excluding Liberty, check volumes increased 22.6% in the quarter year-over-year, primarily attributable to the large customer brought on late last year. However, even without this customer, our volumes were up year-over-year.

     From a market perspective, overall check usage continues to decline at a rate of 4% to 5% per annum. But, we've not seen any acceleration of this decline. Pricing remains competitive, but it is consistent with what we've seen in recent years. Our focus has been to differentiate ourselves through our value proposition, which is taking hold in the market and we are introducing an increasing array of proprietary products, combining our analytics, direct marketing, and digital printing capabilities.

     Harland Business Solutions' sales increased 1.8% in the quarter year-over-year, with increases in our financial institution business, partially offset by decreases from some of our software and retail customers.

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     Integrated Client Solutions' sales also increased slightly in the quarter,
     1.1% year-over-year. The short-term outlook for this business has not changed, although we continue to be encouraged by some of Printed Products' new offerings, such as HarlandPassport, that also pull through Analytics and direct marketing revenue.

     Turning now to Software & Services. Software & Services segment sales increased 48.1%, and segment income increased 19.5% in the quarter year-over-year, with both increases largely attributable to recent acquisitions.

     Organic growth was slightly positive in the quarter, but this was because of the timing of our annual user conference, which last year was held during the second quarter. If you exclude the impact of the conference, organic growth was slightly negative. However, our organic backlog did increase. The major reason for the difference is the continuing trend toward term deals and away from perpetual license deals, a trend that defers revenues into future periods.

     Margins remain below industry levels for a couple of reasons. First, we remain focused on integrating our existing products with our recent acquisitions with the accompanying costs. But in addition, our mix of business has changed, with some of the newer businesses from Intrieve and Liberty having lower margins, and we are also investing in our start-up anti-fraud solution, which is included in Software & Services' results for the first time this quarter.

     Sales in our Core Systems business more than doubled in the quarter on a year-over-year basis. The majority of the increase came from recent acquisitions. We're making good progress in cross-selling some of Intrieve's add-on products, such as item processing to our other Core Systems customers.

     Our retail business had a disappointing quarter, with sales down 7.4% on a year-over-year basis, some of which is attributable to the market. But I said last quarter, part of it is due to poor execution, and during the third quarter we took steps to strengthen our management of this part of our business.

     Lending was strong in the quarter, with sales growing 7.4% on a year-over-year basis. Results would have been even stronger had it not been for the trend towards term deals.

     Mortgage was weak, with sales declining 37.6% in the quarter year-over-year. The reason for this significant change was that in the third quarter of last year, we introduced our new product, E3, and we had the initial recognition of much of our backlog for this product at that time.

     Services and Payment Solutions is a new business currently in investment mode. It is composed of businesses from the Liberty acquisition and internal development activities. This business is finalizing the launch of our new anti-fraud solution, which has been in pilot tests for some time with a number of financial institutions. We expect the product to be available to the general market in early 2006.

     The combination of these factors means that Services and Payment Solutions is not yet profitable, and accordingly, was dilutive to Software & Services' margins in the quarter.

     I mentioned our annual user conference earlier. This year's conference in San Diego was attended by more than 1,700 of our software customers. Attendance at the conference has more than double since its inception in 2002, and it now rivals many industry tradeshows in size.

     In addition to showcasing our complete portfolio of software products and services, we also demonstrated products and services from the other parts of Harland and from 75 of our strategic partners.

     Turning now to Scantron. Scantron's sales for the quarter declined 2.2% year-over-year, and segment income also declined 2.9% in the quarter year-over-year. Testing & Assessment sales grew 3.1% in the quarter year-over-year. The business drivers are similar to what we discussed last quarter. Sales of our newer software products, which are sold in an ASP

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

     mode, are going well, but they're being offset by lower sales of our older shrink-wrapped products, which are ship and book. Our traditional forms business continues to do well.

     The decline in Data Collection's sales, which were down 8.8% in the quarter year-over-year, reflects our transition from being a value-added reseller to a provider of proprietary hardware and software. We recently launched a new scanner which combines intelligent mark recognition with document imaging capabilities. It even has the ability to read forms that have been inserted incorrectly, and to regenerate marks from damaged forms. We believe it represents the next generation of scanning technology.

     Scantron Service Group's sales were down 1.1% in the quarter year-over-year, which is primarily attributable to fewer installations in the quarter, which reduced revenue but enhanced overall margins due to the lower margin nature of the installation business.

     To recap, we had a solid quarter. The integration of Intrieve and Liberty continues to go well. But in addition to continuing our positive track record with the integration of acquisitions, we know that we have to increase organic growth, and that is a primary focus as we look toward 2006.

     Third quarter results were consistent with our previously announced guidance. We expect to end the year with earnings in the range of $2.65 to $2.70 per share, significantly higher than we had anticipated at the beginning of the year. Our cash flow remains strong and we repurchased 100,000 shares during the quarter.

     As Charlie mentioned, we will give detailed guidance for 2006 in early February, but currently estimated diluted earnings per share to increase by up to 5% over our anticipated 2005 earnings per share.

     And with that, I'll open it up to any questions.
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     [OPERATOR INSTRUCTIONS]. Nik Fisken from Stephens, Inc.

      Nik Fisken  - Stephens Inc. - Analyst
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     So, if I look at the cash flow of $150 million in the last 12 months, we've all heard how you like to deploy the cash. But, given your insight into your acquisition pipeline and your stock price weakness today, and the lower use of contract payments, can you give us an idea of priority on using cash?

      Tim Tuff  - John H. Harland Co. - Chairman, President & CEO
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     Well, Nik, this is-- Our comments here have not changed. Clearly, our options are paying down debt, accretive acquisitions, buying back our own shares, and we regularly evaluate all options.

      Nik Fisken  - Stephens Inc. - Analyst
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     But no comment on priority in light of what I talked about?

      Tim Tuff  - John H. Harland Co. - Chairman, President & CEO
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     Well, no, because it's obviously going to depend on the acquisition pipeline and the opportunities for accretive acquisitions. If we're not making acquisitions, then you should anticipate that we will be buying back our own shares.

      Nik Fisken  - Stephens Inc. - Analyst
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     And what's the acquisition pipeline look like?

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

      Tim Tuff  - John H. Harland Co. - Chairman, President & CEO
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     It stays surprisingly active. I'm amazed at the number of deals that are in this market area.

      Nik Fisken  - Stephens Inc. - Analyst
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     And if you look at it, is it mostly HFS followed by Scantron?

      Tim Tuff  - John H. Harland Co. - Chairman, President & CEO
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     Yes.

      Nik Fisken  - Stephens Inc. - Analyst
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     Okay. And If I look at the guidance, you're implying-- using midpoints,
     $0.74 of earnings for Q4 this year. What's going to get better sequentially?

      Tim Tuff  - John H. Harland Co. - Chairman, President & CEO
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     Well, for starters, Nik, for Software, fourth quarter is always our strongest quarter. And I think that you are seeing in Scantron as well, as that swings around, as we get the new products to market. And I would say that, really, I would focus on those Software numbers, which you should see a sharp increase in.

      Charlie Carden  - John H. Harland Co. - CFO
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     We always see a fourth quarter surge in Software just because of the year-end pressures from the buyers and the sellers.

      Nik Fisken  - Stephens Inc. - Analyst
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     And then, what was the other income line of $800,000? What was that from?

      Charlie Carden  - John H. Harland Co. - CFO
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     It was interest income on tax refunds.

      Nik Fisken  - Stephens Inc. - Analyst
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     Interest income. Okay. And if I look at the CapEx, it was-- you're down sequentially and you're keeping your existing guidance of $25 million to $28 million. Where are we going to see the incremental spend? Is it all in HFS products, Scantron products, etc.?

      Charlie Carden  - John H. Harland Co. - CFO
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     It's mostly in Printed Products and it mostly relates to customer care initiatives, the call center, things like that.

      Nik Fisken  - Stephens Inc. - Analyst
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     Is there any specific reason why it went down in Q3?

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

      Charlie Carden  - John H. Harland Co. - CFO
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     No. There's no real change in the trend that we've been going at. You may have some minor fluctuations between quarters, but there's no change in the trend.

      Nik Fisken  - Stephens Inc. - Analyst
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     Okay. And then lastly, on Printed Products, you said in the prepared remarks that you had a benefit from package size reduction and then you had a recent customer loss and you ramped up a new customer. And I wanted to get the details on those three items. Plus, if you look at your average price per unit, you had been at about 12% for Q1, Q2 of '05. And I wondered why it got so much better in Q3. Thanks.

      Tim Tuff  - John H. Harland Co. - Chairman, President & CEO
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     Well, you've got a number of questions there, Nik. Let me just start off with the customers. There was one customer that ran off at the beginning of Q3. We have another new customer that will be coming on early in Q4.

      Nik Fisken  - Stephens Inc. - Analyst
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     Those are about equal size, if memory serves me right?

      Tim Tuff  - John H. Harland Co. - Chairman, President & CEO
------------------------------------------------------------------------------

     More or less.

      Charlie Carden  - John H. Harland Co. - CFO
------------------------------------------------------------------------------

     Excuse me. Could you repeat your question?

      Nik Fisken  - Stephens Inc. - Analyst
------------------------------------------------------------------------------

     Yes, package size reduction?

      Tim Tuff  - John H. Harland Co. - Chairman, President & CEO
------------------------------------------------------------------------------

     Package size reduction was something that was introduced really on an industry basis starting two years ago. We were later to adopt that than some of our competitors. But, most of that should have worked through now.

      Nik Fisken  - Stephens Inc. - Analyst
------------------------------------------------------------------------------

     Okay. And then the last one was, if we look at price per unit, it was down 12% in Q1, Q2 of `05 and then it went to just down 6% in this quarter.

      Tim Tuff  - John H. Harland Co. - Chairman, President & CEO
------------------------------------------------------------------------------

     Well, you know, on pricing, I don't see pricing getting significantly worse. Where you see the major price competition is with the big banks, when you're dealing with very sophisticated purchases. And...typically, because these on average are on average 5-year contracts, you have 20% of your business up in any one year. This year has been a pretty typical year for us, but it so happens that next year is going to be significantly below the average. So, I'm actually more sanguine about pricing than I've been for awhile.

      Nik Fisken  - Stephens Inc. - Analyst
------------------------------------------------------------------------------

     So, that sequential of down 12% to down 6%, what specifically happened there?

      Tim Tuff  - John H. Harland Co. - Chairman, President & CEO
------------------------------------------------------------------------------

     Well, the main thing, you're seeing the impact in terms of our prices is the impact of a large customer that came on at the end of 2004. And you'll continue to see that impact in Q4 this year on a year-on-year basis because of, obviously, a lower than average price.

     Operator
------------------------------------------------------------------------------

     John Kraft from D.A. Davidson.

      John Kraft  - D.A. Davidson & Co. - Analyst
------------------------------------------------------------------------------

     Tim, let me just clarify just a comment that you just mentioned regarding Nik's question. You said something about being significantly below-- 2006 would be significantly below 2005. Were you referring to the pricing declines or the number of large contracts coming up for renewal?

      Tim Tuff  - John H. Harland Co. - Chairman, President & CEO
------------------------------------------------------------------------------

     The percentage of our business that will be up for renewal.

      John Kraft  - D.A. Davidson & Co. - Analyst
------------------------------------------------------------------------------

     Okay. And Charlie, I was confused by something that you said as well. Trying to reconcile the impact of Liberty...I think you mentioned that there was a-- what was it, a $0.14 to $0.19 impact versus a $0.25 to $0.30 impact for all of 2006. What was that $0.14 to $0.19 number?

      Charlie Carden  - John H. Harland Co. - CFO
------------------------------------------------------------------------------

     Let me explain what we're trying to put forward there, John. When we acquired Liberty, we indicated that in 2006 we expected $0.25 to $0.30 of accretion and very little accretion this year. What has changed is that the outlook for next year is the same, but we have seen better results in Liberty this year and we are seeing $0.10 to $0.12 of accretion. And what has caused that, really primarily is related to earlier realization of SG&A reductions.

      John Kraft  - D.A. Davidson & Co. - Analyst
------------------------------------------------------------------------------

     So, I'm still confused by the $0.14 to $0.19 number. What were those referring to?

      Tim Tuff  - John H. Harland Co. - Chairman, President & CEO
------------------------------------------------------------------------------

     That is the difference between what we already achieved for this year and what we expect to achieve next year. So, the accretiveness of the Liberty transaction has not changed. It's just that we're getting some of the benefit sooner than we expected.

      John Kraft  - D.A. Davidson & Co. - Analyst
------------------------------------------------------------------------------

     Got you--.

      Charlie Carden  - John H. Harland Co. - CFO
------------------------------------------------------------------------------

     The pull-ahead reduces the year-over-year impact.

      John Kraft  - D.A. Davidson & Co. - Analyst
------------------------------------------------------------------------------

     Got you. And then looking at the margins in Software & Services and trying to, I guess, break out the impact of the implementation build-out costs for your new payment anti-fraud stuff, as well as acquisition integration costs. I mean, if you X-out-- Is there a way to tell me what might have-- what the margin might have been X'ing out those items, either together or independently?

      Tim Tuff  - John H. Harland Co. - Chairman, President & CEO
------------------------------------------------------------------------------

     I don't think we can separate quite the way you would like it. But, just to give you some idea on our fraud solution impact specifically, you're looking at in excess of $1 million this year, year-to-date.

      John Kraft  - D.A. Davidson & Co. - Analyst
------------------------------------------------------------------------------

     And that will be-- that spending will be finishing up at the end of this year?

      Tim Tuff  - John H. Harland Co. - Chairman, President & CEO
------------------------------------------------------------------------------

     I'm not sure the spending will be finished, but we will obviously have a product to market next year.

      John Kraft  - D.A. Davidson & Co. - Analyst
------------------------------------------------------------------------------

     Okay. How are those pilots going, by the way?

      Tim Tuff  - John H. Harland Co. - Chairman, President & CEO
------------------------------------------------------------------------------

     Going well.

      John Kraft  - D.A. Davidson & Co. - Analyst
------------------------------------------------------------------------------

     And integration costs. Can you give us a rough estimate of what those were for the quarter? And is that going to be fairly consistent through, you said what, Q2 of '06?

      Tim Tuff  - John H. Harland Co. - Chairman, President & CEO
------------------------------------------------------------------------------

     On-- that's relating to the software integration?

      John Kraft  - D.A. Davidson & Co. - Analyst
------------------------------------------------------------------------------

     Yes.

      Tim Tuff  - John H. Harland Co. - Chairman, President & CEO
------------------------------------------------------------------------------

     We don't break out integration costs separately. But, they are higher than you'd normally expect because we, in the last 12 months, we've actually acquired two separate core systems. And obviously, we look to integrate all of our products and services with each core system. That takes time. That's not something that happens overnight. Obviously, we're further advanced on the Phoenix acquisition that we made last November than we are with Intrieve, which we just made in April. So, we will continue to incur those integration costs. However, you should expect to see margins starting to improve as we complete some of that work.

      John Kraft  - D.A. Davidson & Co. - Analyst
------------------------------------------------------------------------------

     So, you expect those costs to taper sequentially over the next few quarters.

      Tim Tuff  - John H. Harland Co. - Chairman, President & CEO
------------------------------------------------------------------------------

     We say that the costs are particularly heavy in the first 12 months. But, when you are integrating all of the products and services that we now have, the integration extends a little bit beyond that.

      John Kraft  - D.A. Davidson & Co. - Analyst
------------------------------------------------------------------------------

     Okay. And then last question. Were there any termination fees in Q3? I'm trying to reconcile, also, the decline sequentially in Printed Product margin. I know last quarter there was $6 million--.

      Charlie Carden  - John H. Harland Co. - CFO
------------------------------------------------------------------------------

     In the second quarter-- John, in the second quarter it was about $6 million, and it was about $0.5 million in the third quarter.

     Operator
------------------------------------------------------------------------------

     Nik Fisken from Stephens.

      Nik Fisken  - Stephens Inc. - Analyst
------------------------------------------------------------------------------

     On John's question on the sequential decline in margins in Printed Products, is that the only thing you point to, the $5.5 million decline in term fees?

      Charlie Carden  - John H. Harland Co. - CFO
------------------------------------------------------------------------------

     No. We've got Liberty amortization of intangibles.

      Tim Tuff  - John H. Harland Co. - Chairman, President & CEO
------------------------------------------------------------------------------

     It's the first quarter you're seeing that...

      Nik Fisken  - Stephens Inc. - Analyst
------------------------------------------------------------------------------

     Yes, we had it just for one month last quarter, right?

      Charlie Carden  - John H. Harland Co. - CFO
------------------------------------------------------------------------------

     That's right.

      Nik Fisken  - Stephens Inc. - Analyst
------------------------------------------------------------------------------

     And then if we look at HFS on the outlook-- I know you're not too keen on it, but if we look at your internal growth and your margins, you guys have always said you want to get to the peer levels. Is that something we should expect at some point in '06?

      Tim Tuff  - John H. Harland Co. - Chairman, President & CEO
------------------------------------------------------------------------------

     Our objective has not changed, Nik, and that applies both to margins and organic growth rate. And I think that it's going to take time, particularly with the new businesses that we've taken onboard and with our investment in some fairly significant initiatives. But, I'd hope you'd start seeing it on the organic growth rate in 2006. And clearly, you're going to see margin improvement in 2006.

      Nik Fisken  - Stephens Inc. - Analyst
------------------------------------------------------------------------------

     And then lastly, any details you want to give us on your new check fraud product?

      Tim Tuff  - John H. Harland Co. - Chairman, President & CEO
------------------------------------------------------------------------------

     Not at this time, Nik. Trust me, this will be launched with fanfare.

      Nik Fisken  - Stephens Inc. - Analyst
------------------------------------------------------------------------------

     By the end of the year?

      Tim Tuff  - John H. Harland Co. - Chairman, President & CEO
------------------------------------------------------------------------------

     Yes.

     Operator
------------------------------------------------------------------------------

     And at this time, gentlemen, there appear to be no further questions. I would like to turn the call back to you for any additional or closing remarks.

      Henry Bond  - John H. Harland Co. - VP of IR & Treasurer
------------------------------------------------------------------------------

     Thanks, Jeff. We appreciate you joining us this morning as we discussed our third-quarter results, our outlook for the remainder of 2005, and our preliminary outlook for 2006. A replay of the call is also available on our Web site. Thanks again for joining us.

     Operator
------------------------------------------------------------------------------

     THANK YOU, EVERYONE, FOR YOUR PARTICIPATION. AGAIN, THAT DOES CONCLUDE TODAY'S CONFERENCE.